Exhibit 99.1

OneWater Marine Inc. Announces Mitchell W. Legler, Chairman, to Retire from the Company’s Board of Directors
John Schraudenbach Appointed to Vice- Chairman of the Board, In-Line with Planned Succession

BUFORD, GA – December 1, 2022 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) announced today that Chairman of the Board, Mitchell W. Legler, will retire and not stand for re-election at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) in compliance with the Company’s director retirement policy that states directors not be nominated for a new term after reaching age 80.

In-line with the Board’s succession plans, the Board appointed current director, John F. Schraudenbach, as Vice-Chairman of the Board in August 2022 and anticipates he will become Chairman following the election of directors at the 2023 Annual Meeting. Mr. Schraudenbach has been working with Mr. Legler since becoming Vice-Chairman to ensure a smooth transition. Mr. Schraudenbach has been an independent director on the Board since February 2020, and he currently serves as the Chair of the Audit Committee.

“On behalf of the Board and management, I would like to thank Mitch for his unwavering commitment and strategic guidance since OneWater’s IPO in 2020. His leadership and guidance were vital to our tremendous growth over the last several years as we navigated an incredibly dynamic environment. Mitch leaves us in a great position to continue our momentum, and we wish him all the best,” said Chris Bodine, Chair of the Nominating and Corporate Governance Committee.

“It has been my privilege to serve on OneWater’s Board of Directors and especially as its Chairman since OneWater established itself as one of the largest and fastest-growing marine retailers in the industry. I am proud of all that the management team and employees have accomplished and look forward to the Company’s continued success for many years to come,” stated Mr. Legler.

Mr. Bodine continued, “The Board believes succession planning is critical to the continuity of leadership and governance. John is a tremendous asset to our Board and his deep understanding of OneWater’s strategy, markets, and financial drivers will be invaluable as the Company further extends its leadership position. I look forward to working closely with him to execute on our strategic priorities and continue driving shareholder value.”

In addition, Greg Shell has resigned from the Board, effective as of November 28, 2022, due to the compliance policy of his new employer which requires his resignation from any outside boards. Mr. Shell’s resignation did not result from any disagreement with the Company on any matter relating to the Board or the Company’s management, operations, policies, or practices.

Mr. Legler concluded, “I would also like to thank Greg for his strategic insights and contributions to the Company, and we wish him well in his future endeavors.”

Following Mr. Shell’s resignation, the board will consist of 10 members, 8 of whom are independent directors.

About OneWater Marine Inc.
OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 98 retail locations, 12 distribution centers / warehouses and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com